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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5/A

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_| Form 3 Holdings Reported

|_| Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Rosenwald             Lindsay                  A.
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   (Last)               (First)                 (Middle)

   787 Seventh Avenue
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                                    (Street)

   New York                NY                   10019
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Keryx Biopharmaceuticals, Inc. (KERX)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   2001
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5. If Amendment, Date of Original (Month/Year)

   February 2002
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

   ________________________________________________
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7. Individual or Joint/Group Filing (Check Applicable Line)
   |_|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                          04/20/01       G(1)            500,000      D      --       5,582,276      D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

(1)   Reflects a gift to Ronsenwald Foundation, Inc.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                   2.                                                                                      Deriv-    of
                   Conver-                    5.                                7.                         ative     Deriv-  11.
                   sion                       Number of                         Title and Amount           Secur-    ative   Nature
                   or                         Derivative    6.                  of Underlying     8.       ities     Secur-  of
                   Exer-                      Securities    Date                Securities        Price    Bene-     ity:    In-
                   cise     3.                Acquired (A)  Exercisable and     (Instr. 3 and 4)  of       ficially  Direct  direct
                   Price    Trans-   4.       or Disposed   Expiration Date     ----------------  Deriv-   Owned     (D) or  Bene-
1.                 of       action   Trans-   of (D)        (Month/Day/Year)             Amount   ative     at End   In-     ficial
Title of           Deriv-   Date     action   (Instr. 3,    ----------------             or       Secur-    of       direct  Owner-
Derivative         ative    (Month/  Code     4 and 5)      Date        Expira-          Number   ity       Year     (I)     ship
Security           Secur-   Day/     (Instr.  ------------  Exer-       tion             of       (Instr.   (Instr.  (Instr. (Instr.
(Instr. 3)         ity      Year)    8)        (A)   (D)    cisable     Date      Title  Shares   5)        4)       4)      4)
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
Option             $9.25    5/23/01   A       5,000         (1)         5/23/11   Common   5,000  N/A      69,174     D
                                                                                  Stock
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
Explanation of Responses:

(1) 2,500 vest on November 23, 2001; 2,500 vest on May 23, 2002; provided that at the time of vesting, the recipient is a member of the Board of Directors.

/s/ Lindsay A. Rosenwald                                   February 14, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.